                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11
     (1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                              AEP INDUSTRIES INC.
                              125 PHILLIPS AVENUE
                           SOUTH HACKENSACK, NJ 07606

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 8, 1997

                                                               February 28, 1997

TO THE HOLDERS OF COMMON STOCK OF AEP INDUSTRIES INC.:

    Notice is hereby given that the Annual Meeting of Stockholders of AEP Industries Inc. will be held at the Crowne Plaza Hotel, 650 Terrace Avenue, Hasbrouck Heights, New Jersey, on Tuesday, April 8, 1997, at 10:00 A.M., local time, for the following purposes, as more fully described in the accompanying Proxy Statement:

        1. To elect three Class B directors of the Company for the ensuing three year period (Page 1).

        2. To consider and take action upon a proposal by the Board of Directors to approve the Amendment of the Certificate of Incorporation of the Company to add an Article containing provisions regarding corporate governance (Page
    11).

        3. To consider and take action upon a proposal by the Board of Directors to approve the Amendment to the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock of the Company from 20,000,000 to 30,000,000 shares (Page 12).

        4. To consider and take action upon a proposal to ratify the Board of Director's selection of Arthur Andersen LLP to serve as the Company's independent auditors for the fiscal year ending October 31, 1997 (Page 13).

        5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    The close of business on February 14, 1997, has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. A list of stockholders entitled to vote at the meeting may be examined at the Company's executive office located in South Hackensack, New Jersey, during the ten-day period preceding the meeting.

    You are cordially invited to attend the meeting in person. If you do not expect to be present, please sign and date the enclosed form of Proxy and return it by mail in the envelope provided. No postage is required if mailed in the United States.

                                          By Order of the Board of Directors,

                                                        [LOGO]

                                          Lawrence R. Noll
                                          VICE PRESIDENT AND SECRETARY

    PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. YOU CAN SPARE YOUR COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION BY RETURNING YOUR PROXY CARD PROMPTLY.

                              AEP INDUSTRIES INC.
                              125 PHILLIPS AVENUE
                           SOUTH HACKENSACK, NJ 07606

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 8, 1997

    This Proxy Statement is provided in connection with the solicitation of Proxies on behalf of the Board of Directors of AEP Industries Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held on April 8, 1997, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice"). It will be mailed commencing on or about February 28, 1997, to the persons entitled to receive the Notice.

    Any Proxy may be revoked at any time before it is exercised by personally appearing at the Meeting and casting a contrary vote or by giving a later dated Proxy.

    At the close of business on February 14, 1997, the record date for holders entitled to notice and to vote at the Meeting, the Company had outstanding 7,155,326 shares of Common Stock, $.01 par value ("Common Stock"), each of which is entitled to one vote with respect to each matter to be voted on at the Meeting. The Company has no class or series of stock outstanding other than Common Stock.

    At February 14,1997, Borden, Inc. ("Borden") was the owner of 2,412,818 shares of the Company's Common Stock representing 33.7% of the Company's outstanding shares. To the Company's knowledge Borden will vote its shares of Common Stock in favor of each of the proposals to be presented at the Meeting.

    At February 14, 1997, J. Brendan Barba, Chairman of the Board, President and Chief Executive Officer and a Class C Director of the Company and members of his immediate family, and David J. McFarland, Mr. Barba's uncle, together owned approximately 25.6% of the outstanding Common Stock of the Company. To the Company's knowledge, Mr. Barba and members of his family and Mr. McFarland will vote their shares of Common Stock in favor of each of the proposals to be presented at the Meeting.

    The Company's executive office is located at 125 Phillips Avenue, South Hackensack, New Jersey 07606.

ITEM NO. 1.

ELECTION OF DIRECTORS

    The Company's Certificate of Incorporation provides that the Company's Board of Directors shall consist of three classes, each class to be as nearly equal as possible to one-third of the total number of directors and to be elected to three year terms. The Company currently has ten directors, three directors, denominated as Class B Directors, are to be elected at this Meeting. The term of the Class B Directors expires at the Annual Meeting of Stockholders to be held on April 8, 1997. The terms of the Class C and Class A Directors will expire at the Annual Meetings of Stockholders to be held in 1998 and 1999, respectively.

    The nominees for election as Class B Directors are William H. Carter, Paul
M. Feeney and Clifton S. Robbins. Each Class B Director will serve for three years or until a successor shall have been chosen and qualified. It is the intention of the persons named in the accompanying form of Proxy to vote the shares of Common Stock represented in favor of the nominees, unless otherwise instructed in such Proxy. In case a nominee is unable or declines to serve, the persons named as Proxies reserve the right to vote the shares of Common Stock represented by such Proxy for another person duly nominated by the Board of Directors in such nominee's stead. The Board of Directors has no reason to believe that the named nominees will be unable or will decline to serve.

    The nominees are presently serving as Class B Directors of the Company. Certain information concerning the nominees for election and the other directors of the Company is set forth below. Such information was furnished by them to the Company.

NAMES OF NOMINEES AND CERTAIN BIOGRAPHICAL INFORMATION

NAME AND YEAR
FIRST BECAME A DIRECTOR
OF THE COMPANY                   AGE                     PRINCIPAL OCCUPATION DURING THE PAST FIVE YEARS
---------------------------      ---      ------------------------------------------------------------------------------

William H. Carter                    43   Executive Vice President and Chief Financial Officer of Borden, Inc. since
  October 1996                            1995; Partner with Price Waterhouse & Co. from 1974 to 1995.

Paul M. Feeney                       54   Executive Vice President of the Company since 1988; Vice President and
  1989                                    Treasurer of Witco Corporation (a chemical products corporation) from 1980 to
                                          1988.

Clifton S. Robbins                   38   Member of KKR & Co., LLC since 1996; general partner of Kohlberg Kravis
  October 1996                            Roberts & Co., L.P. in 1995; an executive of Kohlberg Kravis Roberts & Co.
                                          from 1987 to 1994; member of the Boards of Directors of Borden, Inc., Borden
                                          Chemicals & Plastics, IDEX Corporation, Kindercare Learning Centers, Inc.,
                                          Newsquest Capital PLC, Newsquest Media Group, Ltd. and Glenisla Group Ltd.
                                          (U.K.)

DIRECTORS WHOSE TERMS EXPIRE IN 1998

J. Brendan Barba                     55   President and Chief Executive Officer of the Company since 1971; Chairman of
  1971                                    the Board of the Company since 1985.

C. Robert Kidder                     52   Chairman of the Board and Chief Executive Officer of Borden, Inc. since 1995;
  October 1996                            Chairman and Chief Executive Officer of Duracell International Inc. from 1991 to 1995; member of the Boards of Directors of Electronic Data Systems
                                          Corporation, and Dean Witter, Discover & Co.

Lawrence R. Noll                     48   Vice President, Controller and Secretary of the Company since November 1996;
  1993                                    Vice President-Finance and Secretary of the Company from 1993 to 1996;
                                          Controller of the Company from 1980 to 1993.

Lee C. Stewart                       48   Vice President and Treasurer of Union Carbide Corporation since 1996;
  December 1996                           investment banker with Bear Stearns & Co., Inc. for more than five years prior thereto.

DIRECTORS WHOSE TERMS EXPIRE IN 1999

Kenneth Avia                         54   Executive Vice President of First Data Merchant Services (a merchant credit
  1980                                    card servicing company), since 1993; Divisional Vice President of Automatic
                                          Data Processing, Inc. from 1984 to 1993.

Paul E. Gelbard                      66   Of counsel, Bachner, Tally, Polevoy & Misher LLP (attorneys) from January
  1991                                    1997; Partner of the firm from 1974 to 1996.

Scott M. Stuart                      37   Member KKR & Co., LLC since 1996; general partner Kohlberg Kravis Roberts &
  October 1996                            Co., L.P. in 1995; an executive of Kohlberg Kravis Roberts & Co. from 1986 to
                                          1994; member of the Boards of Directors of Borden, Inc., Newsquest Capital
                                          PLC, World Color Press, Inc., Glenisla Group Ltd. (U.K.), KC Cable, KSL Golf
                                          Holdings, Inc., KSL Land Corporation, KSL Recreation Corporation and Newsquest
                                          Media Group, Ltd..

    Messrs. Carter, Kidder, Robbins and Stuart are the designees of Borden pursuant to the Governance Agreement described below, and Mr. Stewart is the director designated jointly by Company management and Borden pursuant to the Governance Agreement.

DIRECTORS COMPENSATION AND BOARD COMMITTEES

    During the past fiscal year the Board of Directors of the Company met seven times. Each of the persons named in the table attended all of the meetings of the Board of Directors and meetings of any committees of the Board on which such person served which were held during the time that such person served.

    The Company pays each of its outside directors other than employees of Borden an annual retainer of $20,000 and a fee of $1,000 for attending each meeting of the Board of Directors of the Company. Each director has the option to defer payment of director's annual retainer and fees. Interest will accrue on deferred director fees at the rate of 8% per annum until paid.

    The Board of Directors of the Company has a Stock Option Committee whose members are Messrs. Avia, Gelbard, Kidder, and Stuart. The Stock Option Committee administers the Company's 1985 and 1995 Stock Option Plans and determines the persons who are eligible to receive options thereunder, the number of shares to be subject to each option and the other terms and conditions under which options under such Plans are granted and made exercisable. The Stock Option Committee also administers the Company's 1995 Stock Purchase Plan. See "Employee Benefit Plans" below. The Stock Option Committee met four times during the fiscal year ended October 31, 1996.

    The Board of Directors of the Company has a Compensation Committee whose members are Messers. Avia, Kidder, and Stuart. The Compensation Committee is authorized to review and approve remuneration arrangements for senior management, directors, certain other employees and employee benefit plans in which officers and employees are eligible to participate. The Compensation Committee met once during the fiscal year ended October 31, 1996.

    The Board of Directors of the Company has an Audit Committee whose members are Messrs. Avia, Carter and Gelbard. The Audit Committee is authorized to meet and discuss with representatives of any firm of certified public accountants retained by the Company the scope of the audit of such firm and question such representatives with respect thereto, and to meet with and question employees of the Company with respect to financial matters pertaining to the Company. The Audit Committee met once during the fiscal year ended October 31, 1996.

    The Board of Directors of the Company has a Nominating Committee whose members are Messrs. Barba, Carter, Feeney and Robbins.

    Messrs. Barba, Feeney and Noll are active in the business of the Company on a day-to-day basis.

    The Company's Certificate of Incorporation contains a provision, authorized by Delaware law, which eliminates the personal liability of a director of the Company to the Company or to any of its stockholders for monetary damages for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or obtained improper personal benefit. The Company has purchased directors and officers liability insurance.

INFORMATION CONCERNING CERTAIN STOCKHOLDERS

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the number of shares of Common Stock beneficially owned as of January 31, 1997, by each director of the Company, each executive officer of the Company named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers of the Company as a group. Unless otherwise indicated by footnote, the owner exercises sole voting and investment power over the shares.

                                                                                SHARES
                                                                             BENEFICIALLY      PERCENT OF
NAME OF BENEFICIAL OWNER                             TITLE OF SECURITIES         OWNED            CLASS
---------------------------------------------------  --------------------  -----------------  -------------
DIRECTORS
Kenneth Avia.......................................  Common Stock                  80,200(a)          1.1%
J. Brendan Barba...................................  Common Stock               1,252,205(b)   (d)   17.4%
William H. Carter..................................  Common Stock                       0(e)           (f)
Paul M. Feeney.....................................  Common Stock                  38,741(g)           (f)
Paul E. Gelbard....................................  Common Stock                   1,200(h)           (f)
C. Robert Kidder...................................  Common Stock                       0(i)           (f)
Lawrence R. Noll...................................  Common Stock                   4,537(j)           (f)
Clifton S. Robbins.................................  Common Stock               2,412,818(k)         33.7%
Lee C. Stewart.....................................  Common Stock                       0              (f)
Scott M. Stuart....................................  Common Stock               2,412,818(k)         33.7%

EXECUTIVE OFFICERS
John Powers........................................  Common Stock                  58,993(l)   (n)     (f)

Directors and Executive Officers as a Group (11      Common Stock
  persons).........................................                             3,848,694(o)         53.4%

------------------------

(a) Includes 200 shares issuable upon the exercise of stock options exercisable within 60 days held by Mr. Avia. See "Employee Benefit Plans--1995 Stock Option Plan."

(b) Includes 36,000 shares issuable upon the exercise of stock options exercisable within 60 days held by Mr. Barba. See "Employee Benefit Plans -1985 Stock Option Plan" and "Employee Benefit Plans--1995 Stock Option Plan."

(c) Does not include 91,488 shares owned or issuable upon the exercise of stock options exercisable within 60 days held by Mr. Barba's two daughters and their families, as to which Mr. Barba disclaims beneficial ownership.

(d) Does not include 237,500 shares owned by Mr. Barba's wife, as to which Mr. Barba disclaims beneficial ownership.

(e) Does not include 2,412,818 shares owned by Borden, a corporation of which Mr. Carter is an executive officer.

(f) Less than 1%.

(g) Includes 6,370 shares issuable upon the exercise of stock options exercisable within 60 days held by Mr. Feeney. See "Employee Benefit Plans -1985 Stock Option Plan" and "Employee Benefit Plans--1995 Stock Option Plan."

(h) Includes 950 shares issuable upon the exercise of stock options exercisable within 60 days held by Mr. Gelbard. See "Employee Benefit Plans--1985 Stock Option Plan" and "Employee Benefit Plans--1995 Stock Option Plan."

(i) Does not include 2,412,818 shares owned by Borden, a corporation of which Mr. Kidder is an executive officer.

(j) Includes 2,500 shares issuable upon the exercise of stock options exercisable within 60 days held by Mr. Noll. See "Employee Benefit Plans--1985 Stock Option Plan" and "Employee Benefit Plans--1995 Stock Option Plan."

(k) Includes 2,412,818 shares owned by Borden as to which Messrs. Robbins and Stuart may each be deemed to be the beneficial owner, as general partners of a general partnership deemed to own such shares.

(l) Includes 6,000 shares issuable upon the exercise of stock options exercisable within 60 days held by Mr. Powers. See "Employee Benefit Plans -1985 Stock Option Plan" and "Employee Benefit Plans--1995 Stock Option Plan."

(m) Includes 12,531 shares held jointly by Mr. Powers and his wife and 17,462 shares held by Mr. Powers' wife.

(n) Includes 23,000 shares held by Mr. Powers' wife as trustee for his minor children.

(o) Includes 52,020 shares issuable upon the exercise of options exercisable within 60 days.

BENEFICIAL OWNERS OF MORE THAN 5% OF VOTING STOCK

    The following table sets forth the holdings of the only persons known to the Company to beneficially own more than five percent of the Company's voting securities.

                                                                          AMOUNT AND
           NAME AND ADDRESS OF                                       NATURE OF BENEFICIAL
            BENEFICIAL OWNER               TITLE OF CLASS                 OWNERSHIP            PERCENT OF CLASS
-----------------------------------------  --------------------  ----------------------------  -----------------
Borden, Inc..............................  Common Stock                     2,412,818(a)                33.7%
180 East Broad Street
  Columbus, OH 43215
J. Brendan Barba.........................  Common Stock                     1,252,205(b)(c)(d)          17.4%
125 Phillips Avenue
  South Hackensack, NJ 07606
EGS Partners.............................  Common Stock                       723,656(e)                10.1%
300 Park Avenue
  New York, NY 10022

------------------------

(a) Borden is a wholly-owned subsidiary of Borden Holdings, Inc., ("Borden Holdings") and Borden Holdings is a wholly-owned subsidiary of B.W. Holdings L.L.C. ("B.W. Holdings"). Whitehill Associates is the managing member of B.W. Holdings and K.K.R. Associates is the sole general partner of Whitehill Associates. Therefore, Borden Holdings, B.W. Holdings, Whitehill Associates and K.K.R. Associates each has the power to direct the voting of shares owned by Borden and may be deemed to be beneficial owners of such shares. Messrs. Robbins and Stuart and others are general partners of K.K.R. Associates and each of such general partners may be deemed to beneficially own any shares of Common Stock that K.K.R. Associates may beneficially own or be deemed to beneficially own. The address of the persons who may be deemed to be beneficial owners of the shares held by Borden is 9 West 57th Street, New York, NY 10019.

(b) Includes 36,000 shares issuable upon the exercise of stock options exercisable within 60 days held by Mr. Barba. See "Employee Benefit Plans--1985 Stock Option Plan" and "Employee Benefit Plans--1995 Stock Option Plan."

(c) Does not include 91,488 shares owned or issuable upon the exercise of stock options exercisable within 60 days held by Mr. Barba's two daughters and their families, as to which Mr. Barba disclaims beneficial ownership.

(d) Does not include 237,500 shares owned by Mr. Barba's wife, as to which Mr. Barba disclaims beneficial ownership.

(e) Based upon reports on Schedule 13D filed on November 4, 1996, in which EGS reported that 103,301 shares of Common Stock were owned with sole voting and dispositive power and 620,355 shares of Common Stock were owned with shared voting and dispositive power.

COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth information concerning the cash compensation paid by the Company for services rendered during the fiscal year ended October 31, 1996, to the executive officers of the Company whose aggregate compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG TERM COMPENSATION
                                                ANNUAL COMPENSATION                            --------------------------------
                                                                                OTHER             # OF SHARES      # OF SHARES
                                              ------------------------         ANNUAL             RESTRICTED          STOCK
NAME AND PRINCIPAL POSITION          YEAR      SALARY(1)    BONUS(1)      COMPENSATION (2)      STOCK AWARD(S)     OPTIONS(3)
---------------------------------  ---------  -----------  -----------  ---------------------  -----------------  -------------
J. Brendan Barba.................       1996   $ 350,000    $ 187,000               -0-                  -0-          130,000
  Chairman of the Board,                1995   $ 350,000    $ 150,000               -0-                  -0-           90,000
  President and Chief, Executive        1994   $ 350,000    $ 100,000               -0-                  -0-              -0-
  Officer
Paul M. Feeney...................       1996   $ 170,000    $  85,000               -0-                  -0-           50,000
  Executive Vice President              1995   $ 157,500    $  67,500               -0-                  -0-           11,850
                                        1994   $ 157,500    $  55,000               -0-                  -0-            7,500
Robert W. Cron (5)...............       1996   $ 168,400    $  65,000               -0-                  -0-            2,500
  Executive Vice President              1995   $ 168,400    $  60,000               -0-                  -0-            8,500
  National Accounts                     1994   $ 168,400    $  50,000               -0-                  -0-            7,500
John Powers......................       1996   $ 154,800    $  35,000               -0-                  -0-           12,500
  Executive Vice President Sales        1995   $ 134,500    $  34,192               -0-                  -0-            8,000
  and Marketing                         1994   $ 125,000    $  21,236               -0-                  -0-            5,000
Lawrence R. Noll.................       1996   $ 103,000    $  30,000               -0-                  -0-            2,500
  Vice President, Controller and        1995   $  99,000    $  17,500               -0-                  -0-            3,500
  Secretary                             1994   $  93,600    $  14,000               -0-                  -0-            5,000


                                       ALL OTHER
NAME AND PRINCIPAL POSITION         COMPENSATION(4)
---------------------------------  -----------------
J. Brendan Barba.................      $   7,660
  Chairman of the Board,               $   2,310
  President and Chief, Executive       $   2,310
  Officer
Paul M. Feeney...................      $   7,577
  Executive Vice President             $   2,310
                                       $   2,310
Robert W. Cron (5)...............      $   5,221
  Executive Vice President             $   1,586
  National Accounts                    $   1,646
John Powers......................      $   5,249
  Executive Vice President Sales       $   2,310
  and Marketing                        $   2,153
Lawrence R. Noll.................      $   3,773
  Vice President, Controller and       $   1,059
  Secretary                            $     851

------------------------

(1) See "Compensation Committee Report."

(2) Excludes perquisites and other benefits, unless the aggregate amount of such compensation is more than the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.

(3) Stock options granted were determined by the Stock Option Committee.

(4) 'All Other Compensation" represents the allocation of the Company's contribution to the AEP Industries Inc. Employee Profit Sharing and 401(k) Plan and Employee Stock Ownership Plan ("ESOP") for each executive officer based upon the distribution formula in the Plan.

(5) Ceased serving as an executive officer during the fiscal year.

PERFORMANCE GRAPH

    The Company's Commn Stock is traded on the Nasdaq National Market under the symbol "AEPI". The following performance graph compares the performance of the Company's Common Stock to the S & P 500 Index and a Peer Group including The Atlantis Group, Bemis Co., Liqui Box Corp., Tredegar Industries, Inc., and Tyco International Ltd. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in Company Common Stock, S & P 500 and the Peer Group. The cumulative total return assumes reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
         AMONG AEP INDUSTRIES, INC., THE S&P 500 INDEX AND A PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             AEP INDUSTRIES, INC.      PEER GROUP      S&P 500
10/91                           100              100        100
10/92                            94              126        110
10/93                           160              142        126
10/94                           215              153        131
10/95                           273              182        166
10/96                           585              289        206

------------------------

* $100 invested on 10/31/91 in stock or index - Including reinvestment of dividends. Fiscal year ended October 31.

EMPLOYEE BENEFIT PLANS

    COMBINED PROFIT SHARING AND 401(K) PLAN. The Company maintained a combined Profit Sharing and 401(k) Plan for its employees in the United States (other than union employees at the Company's California plant). The Plan became effective as a profit sharing plan on November 1, 1973, and was amended to include 401(k) Plan provisions effective January 1, 1993. This amended Plan is qualified under the Internal Revenue Code of 1986, as amended (the "Code"). An employee becomes eligible to participate in the Plan on the January 1 or July 1 nearest the date on which the employee completes one year of service constituting at least 1,000 hours of service and agrees to contribute a minimum of 2% of his or her annual earnings. The Company made a matching contribution of 25% of the employee's gross contribution which could be up to the lower of 6% of annual gross compensation or $9,500, the maximum contribution allowed by the Code for 1996. An employee could contribute up to 15% of his or her annual gross compensation or $9,500, the maximum contribution allowed by the Code for 1996. The Plan was changed, effective January 1, 1996, to the combined 401(k) Savings and Employee Stock Ownership Plan described below.

401(K) SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN

    The Company established an Employee Stock Ownership Plan ("ESOP"), effective January 1, 1996, for all non-bargaining unit employees in the United States and combined it with the Company's Profit Sharing and 401(k) Plan. The Company will make a fixed contribution of Company Common Stock to the account of each employee participant who has completed 1,000 hours of service during the plan year and is employed on the last day of the plan year. Each such participant will receive a contribution equal to 1% of that participant's compensation up to a maximum annual compensation of $150,000. In addition, the Company will match 75% of the employee's 401(k) contributions, up to 4% of annual compensation in Company Common Stock. The Company may from year to year make discretionary contributions to the plan.

    1985 STOCK OPTION PLAN. In November 1985, the Board of Directors adopted and the stockholders of the Company approved the Company's 1985 Stock Option Plan as amended (the "1985 Option Plan"). Under the 1985 Option Plan options to purchase up to 772,500 shares of Common Stock could be granted to key employees of the Company or its subsidiaries, including the directors and officers, during the period ending October 31, 1995. All shares of Common Stock available for grant under the 1985 Stock Option Plan were granted prior to October 31, 1995, but its provisions continue as to options issued thereunder which are outstanding by their terms.

    1995 STOCK OPTION PLAN. On April 11, 1995, stockholders of the Company approved the Company's 1995 Stock Option Plan ("1995 Option Plan") previously adopted by the Board of Directors, under which the Company has reserved 500,000 shares of Common Stock for the granting of options to key employees of the Company, including officers, and directors. The 1995 Option Plan became effective as of January 1, 1995, and will terminate December 31, 2004. The 1995 Option Plan provides for the grant of incentive stock options which may be exercised over a period of ten years, the issuance of SARS, restricted stock, and performance shares and the fixed annual grant of nonqualified stock options to non-employee directors. The options granted to outside directors are exercisable over ten years from date of grant and in no event can the option price be lower than the fair market value of the Common Stock at the date of grant. As of October 31, 1996, 172,000 options were available for grant. The Stock Option Committee is made up entirely of outside directors, who administer the 1995 Option Plan and the 1985 Option Plan and will receive a fixed annual grant of 1,000 options under the 1995 Plan.

    The former employees of Borden who remained employees of the Company on October 11, 1996, are eligible to participate in the Company's employee benefit plans. Their service time at Borden is taken into account for eligibility and vesting purposes.

    The following table shows as to the Chief Executive Officer and the four other Executive Officers of the Company listed in the Compensation Table, information about options granted in the last fiscal year. The Company did not grant any stock appreciation rights, restricted stock or performance shares.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZED VALUE
                                                      INDIVIDUAL GRANTS                                     AT
                                --------------------------------------------------------------    ASSUMED RATE OF STOCK
                                               % OF TOTAL OPTIONS                               PRICE APPRECIATION RIGHTS
                                                   GRANTED TO        EXERCISE OR                     FOR OPTION TERM
                                # OF OPTIONS   EMPLOYEES IN FISCAL   BASE PRICE    EXPIRATION   --------------------------
NAME                               GRANTED            YEAR             ($/SH)         DATE        5%($)(A)     10%($)(A)
------------------------------  -------------  -------------------  -------------  -----------  ------------  ------------
J. Brendan Barba..............       30,000              0.92         $   27.42      04/08/01   $    357,222  $  1,015,821
                                     10,750              0.33         $   51.15      10/20/01   $    238,668  $    678,804
                                     89,250(b)           2.80         $   46.50      10/20/01      2,609,991  $  6,614,230
Paul M. Feeney................       10,750              0.33         $   46.50      10/20/06   $    314,369  $    796,672
                                     39,250(b)           1.22         $   46.50      10/20/06   $  1,147,811  $  2,908,779
Lawrence R. Noll..............        2,500              0.08         $   46.50      10/15/06   $     73,109  $    185,273
John Powers...................        5,000              0.15         $   24.93      04/08/06   $     78,391  $    198,660
                                      7,500              0.23         $   46.50      10/15/06   $    219,327  $    555,218
Robert W. Cron (c)............        2,500              0.08         $   46.50      10/15/06   $     73,109       185,273

------------------------

(a) The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

(b) Non-qualified options.

(c) Ceased serving as an executive officer during the fiscal year.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                                  NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                                       OPTIONS AT             IN-THE-MONEY OPTIONS AT
                                        SHARES                  OCTOBER 31, 1996 (SHARES)       OCTOBER 31, 1996(A)
                                       ACQUIRED      VALUE     ---------------------------  ---------------------------
NAME                                  ON EXERCISE   REALIZED   EXERCISABLE  UNEXERCISAABLE  EXERCISABLE   UNEXERCISABLE
------------------------------------  -----------  ----------  -----------  --------------  ------------  -------------
J. Brendan Barba....................      15,000   $  218,400      18,000        202,000    $    546,726   $ 2,921,218
Paul M. Feeney......................      21,000   $   886,27       5,370         65,480    $    154,133   $   504,827
Lawrence R. Noll....................       1,700   $   48,859       2,700          8,900    $     77,751   $   193,457
John Powers.........................         -0-          -0-       5,400         23,100    $    169,158   $   424,932
Robert W. Cron (b)..................         -0-          -0-      30,200         15,300    $  1,172,561   $   394,764

------------------------

(a) Computed based upon the difference between aggregate fair market value and aggregate exercise price.

(b) Ceased serving as an executive officer during the fiscal year.

    1995 EMPLOYEE STOCK PURCHASE PLAN. On April 11, 1995, the stockholders of the Company approved the 1995 Employee Stock Purchase Plan ("1995 Purchase Plan") previously adopted by the Board of Directors, effective July 1, 1995. Under the 1995 Purchase Plan 300,000 shares of Common Stock are made available to eligible employees of the Company, including officers, through payroll deductions over successive six-month offering periods. Participating employees may authorize the Company to withhold up to 7.5% of their compensation for the purpose of purchasing shares of Common Stock under the 1995 Purchase Plan. Employees who have been employed by the Company for less than one year or whose customary employment is not more than 20 hours per week or five months per year are not eligible to participate in the 1995 Purchase Plan. The 1995 Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. The purchase price of the Common Stock under the 1995 Purchase Plan will be 85% of the lower of the last sales price per share of Common Stock on the Nasdaq National Market on either the first or last day of each six month offering period.

    The former employees of Borden who remained employees of the Company on October 11, 1996, are eligible to participate in the Plan. Their service time at Borden is taken into account for eligibility and vesting purposes.

    During the fiscal year ended October 31, 1996, Messrs. Feeney and Noll participated in the 1995 Stock Purchase Plan and purchased 639 and 205 shares, respectively at an average price of $18.12 per share; also during this period 102 employees participated in the 1995 Purchase Plan and purchased an aggregate of 15,176 shares of Common Stock at an average price of $18.12 per share. As of October 31, 1996, a total of 15,176 shares had been sold under the 1995 Purchase Plan to employees of the Company.

    COMPENSATION COMMITTEE REPORT. The Company's Compensation Committee is composed of Kenneth Avia, an Executive Vice President of an independent corporation, C. Robert Kidder, Chairman and Chief Executive Officer of Borden, Inc. and Scott M. Stuart, a member of K.K.R. & Co., LLC. The Compensation Committee's informal executive compensation philosophy considers a number of factors, including competitive compensation by like-sized companies in similar businesses and linking executive compensation to achievement of performance goals. The Committee has access to national compensation surveys and public compensation information for executives in manufacturing companies both larger and smaller than the Company, including direct competitors of the Company. All of these sources are used by the Committee in reviewing compensation.

    Effective October 11, 1996, pursuant to the Company's Purchase Agreement with Borden, and as a condition of the closing thereunder, the Company entered into employment agreements with J. Brendan Barba and Paul M. Feeney. The term of each contract is five years and calls for a base salary of $500,000 and $240,000 for Messrs. Barba and Feeney, respectively. Future increases to each base salary will be commensurate to the percentage increase of the Consumer Price Index for all Urban Consumers for the New York-Northeastern New Jersey metropolitan area. Additional increases to each base salary are at the discretion of the Compensation Committee. In accordance with the terms of their employment contracts Messrs. Barba and Feeney received bonuses for the fiscal year ending October 31, 1996, in the amount of $187,500 and $85,000, respectively. For the fiscal year ending October 31, 1997, and beyond bonuses will be based upon performance criteria determined by the Compensation Committee.

    In October 1996, the Compensation Committee determined that Messrs. Noll and Powers salaries be increased to $125,000 and $200,000 respectively for the fiscal year beginning November 1, 1996.

    For fiscal 1996, the Committee reviewed year-end bonuses for Mr. Noll based on the profitability and financial position of the Company. It was determined that he would receive a bonus of $30,000. Mr. Powers' fiscal 1996 bonus was determined by the Committee based on the increase in sales volume and sales dollars realized by the Company. He was awarded a bonus of $35,000.

    The Compensation Committee feels that the Company's compensation adequately reflects its philosophy and policies and that none of the executive officers of the Company is overcompensated.

OTHER INFORMATION CONCERNING DIRECTORS, OFFICERS AND STOCKHOLDERS

    From November 1979 until March 1996 the Company leased office, warehouse and manufacturing space in Wood-Ridge, New Jersey, from Barstrom Associates ("Barstrom"), a general partnership in which Mr. J. Brendan Barba, Chairman, President and a principal stockholder of the Company is an 80% partner. Under the terms of the lease, the annual rental for the premises was approximately $168,000 per year for 43,000 square feet. Management believes such rental did not exceed the rental for comparable space in the area. The lease expired in 1995 and was extended on a month-to-month basis pending the Company's relocation of these operations to other facilities. The Company vacated this building on March 31, 1996.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    To the Company's knowledge, based solely on stock ownership reports on Form 4 provided to the Company, no report under Section 16(a) of the Securities Exchange Act of 1934 is required.

ITEM NO. 2

AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO SUBJECT ITS TERMS
  RELATING TO VOTING REQUIREMENTS TO THE TERMS OF THE GOVERNANCE
  AGREEMENT BETWEEN BORDEN, INC. AND THE COMPANY

    On June 20, 1996, the Company entered into a purchase agreement, amended by amendment dated October 11, 1996, (collectively, the "Purchase Agreement") with Borden, pursuant to which the Company, on October 11, 1996, acquired substantially all of the assets and certain liabilities of the global packaging division of Borden and certain of its foreign subsidiaries and the stock of Borden's other foreign subsidiaries engaged in the packaging business (the "Acquisition"), and Borden received cash and 2,412,818 shares of the Company's Common Stock, representing 34% of the outstanding shares of the Company. In connection with the Purchase Agreement, the Company and Borden entered into a Governance Agreement, dated as of June 20, 1996, as amended by amendment dated October 11, 1996 (collectively, the "Governance Agreement") with respect to certain matters relating to the corporate governance of the Company.

    The Governance Agreement provides that upon the consummation of the Acquisition, the size of the Company's Board of Directors will be increased to ten members and that five members, two of whom shall be independent, shall be designated by the Company management directors, four members shall be designated by Borden, and an independent director shall be designated jointly by the Company management directors and Borden. The Board of Directors, as described elsewhere in this Proxy Statement, complies with this provision. Borden's right to designate directors to the Board is subject to reduction in the event that Borden's shareholdings in the Company are reduced below 25%. In the event that Borden's shareholdings in the Company fall below 10%, Borden's right to designate directors terminates, as well as its right to designate an independent director jointly with Company management directors.

    The Governance Agreement also provides that a super-majority of directors will be required for certain significant actions, including: merger, consolidation, or sale of all or a substantial part of the business or assets of the Company; the sale, lease, pledge, grant of security interest in, license, transfer or other disposal by the Company of all or a substantial part of the business or assets of the Company; issuances of any debt or stock of the Company; a reclassification, combination, split, subdivision or redemption, purchase or other acquisition, of any of the debt or equity securities or other capital stock of the Company; amendment to the Certificate of Incorporation or By-Laws of the Company; any change in the size or composition of the Board of Directors of the Company or committee thereof except in accordance with the Governance Agreement; the establishment of any committee of the Board of Directors other than as provided in the Governance Agreement; any significant change in accounting policies or procedures of the Company unless required under generally accepted accounting principles; the satisfaction or discharge of any obligation outside of the ordinary course of business in excess of $5,000,000, or the outcome of which could be material to the business or assets of the Company; the commencement or termination of any litigation involving in excess of $5,000,000; any incurrence of indebtedness or capital expenditures above certain amounts; the institution by the Company of any shareholder rights plan or similar plan or device; the employment of certain executive officers of the Company; the adoption or amendment of any employee benefit plan of the Company; and certain other matters. The super-majority voting provision requires the approval of two-thirds of the directors for the specified actions, provided that so long as Borden's shareholdings of the Company are equal to at least 25%, at least one of the directors approving the action shall be a director designated by it.

    In addition, the Governance Agreement provides that an Audit Committee, Nominating Committee, Compensation Committee and Stock Option Committee will be established and maintained by the Company's Board of Directors at all times that Borden's shareholdings in the Company equal or exceed 15%. So long as Borden's shareholdings in the Company equals or exceeds 15%, one-half of the Nominating Committee will consist of Borden's designees, and the Compensation Committee will consist of an equal number of directors designated by the management directors, directors designated by Borden and independent directors. The Stock Option Committee will consist of an equal number of independent directors and directors designated by Borden at all times that Borden's shareholdings in the Company equal or exceed 25%, and in the event that Borden's shareholdings in the Company are less than 25% but are equal to or exceed 15%, the Stock Option Committee will consist of two independent directors and one director designated by Borden.

    The Governance Agreement further provides that the Company will submit an amendment to its Certificate of Incorporation relating to the voting requirements described above at the first annual meeting of stockholders of the Company after the closing date, and by this proposed amendment the Company is complying with the Governance Agreement. The Company's By-Laws relating to the voting requirements described above have already been amended by the Company's Board of Directors in order to comply with the Governance Agreement. In December 1996, the Board of Directors approved an amendment to the Company's Certificate of Incorporation to add a new Article SIXTEENTH, subject to approval by the stockholders of the Company to comply with the Governance Agreement. A copy of the proposed Article SIXTEENTH is attached to this Proxy Statement as Annex A. If this amendment is not approved, the Company will still be required to comply with the provisions of the Governance Agreement.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION RELATING TO VOTING REQUIREMENTS PURSUANT TO THE TERMS OF THE GOVERNANCE AGREEMENT.

ITEM NO. 3

AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES
  OF COMMON STOCK

    In December 1996, the Board of Directors approved an amendment to the first sentence of Article FOURTH of the Company's Certificate of Incorporation to increase the number of the Company's authorized shares of Common Stock from 20,000,000 to 30,000,000, subject to approval of stockholders.

    As of January 31, 1997, 11,144,805 of the 20,000,000 presently authorized shares of Common Stock were either outstanding or were reserved for issuance pursuant to the exercise of options granted under the Company's 1985 Stock Option Plan and granted and to be granted under the Company's 1995 Stock Option Plan, and to be purchased under the Company's 1995 Employee Stock Purchase Plan, including 2,801,000 shares held in treasury for various purposes, including issuance under the Company's 401(k) Savings and Employee Stock Ownership Plan. The Board of Directors believes that the Company has an insufficient number of unissued shares of Common Stock available for future corporate transactions.

    The amendment will provide additional shares of Common Stock that could be issued from time to time by the Board of Directors, without soliciting further stockholder approval, for various corporate functions, including, but not limited to, acquisitions of other companies and stock dividends, stock splits and other distributions. The Company has no present plans, agreements or understandings for the issuance of any shares of Common Stock. If the proposed amendment is adopted, the additional shares of Common Stock to be authorized would thereafter be subject to issuance from time to time by the Board of Directors without stockholder approval, and without any preemptive purchase rights by the stockholders, except for certain rights of Borden, a principal stockholder of the Company. As long as Borden holds at least 20% of the outstanding shares of the Company, pursuant to the Governance Agreement it has the right to subscribe for a pro rata share (based on its percentage of outstanding Common Stock of the Company) of any new issuances of securities authorized by the Board except issuances under employee benefit plans, on the same terms as they are offered and sold to third parties.

    The issuance of the shares of Common Stock proposed to be authorized under the amendment may have a dilutive effect on the equity interests of the Company's then existing stockholders.

    The overall effect of an issuance of additional shares of Common Stock and the existence of certain provision contained in the Company's Certificate of Incorporation and By-Laws may be to render more difficult the accomplishment of any attempted merger, takeover or other change in control affecting the Company and/or the removal of the Company's incumbent Board of Directors and management. However, the Board of Directors does not intend to view the increase in Common Stock as an anti-takeover measure.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK.

ITEM NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    In December 1996, the Board of Directors of the Company selected Arthur Andersen LLP to serve as independent auditors for the Company for the fiscal year ending October 31, 1997. The Board of Directors considers Arthur Andersen LLP to be eminently qualified.

    A representative of Arthur Andersen LLP will be present at the Meeting, with an opportunity to make a statement if such representative desires to do so, and will be available to respond to appropriate questions.

    Although it is not required to do so, the Board of Directors is submitting its selection of the Company's auditors for ratification at the Meeting, in order to ascertain views of stockholders regarding such selection. If the selection is not ratified, the Board of Directors will reconsider its selection.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP TO EXAMINE THE FINANCIAL STATEMENTS OF THE COMPANY FOR THE FISCAL YEAR ENDING OCTOBER 31, 1997.

OTHER MATTERS

    The Board of Directors of the Company does not know of any other matters which may be brought before the Meeting. However, if any such other matters are properly presented for action, it is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby in accordance with their judgment on such matters.

MISCELLANEOUS

    If the accompanying form of Proxy is executed and returned, the shares of Common Stock represented thereby will be voted in accordance with the terms of Proxy, unless the Proxy is revoked. If no directions are indicated in such Proxy, the shares represented thereby will be voted FOR the nominees proposed by the Board of Directors, FOR the amendment to the Certificate of Incorporation to add a new Article SIXTEENTH, FOR the amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock, and FOR the ratification of the Board of Directors' selection of Arthur Andersen LLP as independent auditors for the Company.

    All costs relating to the solicitation of Proxies will be borne by the Company. Proxies may be solicited by officers, directors, and regular employees of the Company, personally, by mail, by telephone or by fax, and the Company may pay brokers and other persons holding shares of stock in their names or those of their nominees for their reasonable expenses in sending soliciting materials to their principals.

    It is important that Proxies be returned promptly. Stockholders who do not expect to attend the Meeting in person are urged to mark, sign and date the accompanying form of Proxy and mail it in the enclosed return envelope, which requires no postage if mailed in the United States, so that their vote can be recorded.

ANNUAL REPORT ON FORM 10-K.

    A copy of the Company's Annual Report on Form 10-K, including the financial statements and financial statement schedules for the fiscal year ended October 31, 1996, which was filed with the Securities and Exchange Commission, has been sent without charge to stockholders to whom this Proxy Statement is mailed as part of the Company's Annual Report to stockholders.

STOCKHOLDER PROPOSALS.

    Stockholder proposals intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 1998 must be received by the Company by October 24, 1997, in order to be considered for inclusion in the Company's Proxy Statement relating to such meeting.

                                          By Order of the Board of Directors,

                                                        [LOGO]

                                          Lawrence R. Noll
                                          VICE PRESIDENT AND SECRETARY

                                          February 28, 1997

                                                                         ANNEX A

    PROPOSED ARTICLE SIXTEENTH TO THE COMPANY'S CERTIFICATE OF INCORPORATION

    SIXTEENTH: The foregoing provisions with respect to the number of directors, their powers and the votes required shall be subject to the terms of the Governance Agreement, dated as of June 20, 1996, as amended by Amendment No. 1 thereto, dated October 11, 1996, between Borden, Inc. and AEP Industries Inc., as it may be further amended and/or restated from time to time (collectively, the "Governance Agreement"). Notwithstanding any other provision of this Certificate of Incorporation, any conflict between (a) any action taken by this Corporation or the Board of Directors, or any provision of this Certificate of Incorporation or the By-Laws of this Corporation, as each may be amended and/or restated from time to time, on the one hand, and (b) the terms of the Governance Agreement on the other, shall be resolved in favor of the terms of the Governance Agreement as the terms thereof may be applicable during the time period therein set forth unless otherwise agreed to in writing by Borden, Inc. Any amendment or repeal of this Article SIXTEENTH shall require the affirmative vote of the holders of more than 66 2/3% of the shares of Common Stock voting at a meeting called for such purpose.

             PROXY ANNUAL MEETING OF STOCKHOLDERS -- APRIL 8, 1997
                                  COMMON STOCK

    The undersigned, a stockholder of AEP INDUSTRIES INC., does hereby appoint Paul E. Gelbard and Lawrence R. Noll, or either of them, with full power of substitution, the undersigned's proxies, to appear and vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, April 8, 1997, at 10:00 A.M., local time, or at any adjournments thereof, upon such matters as may properly come before the Meeting.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby instructs said proxies or their substitutes to vote as specified below on each of the following matters in accordance with their judgment and on any other matters which may properly come before the Meeting.

1.  Election of  FOR all the nominees listed / /      WITHHOLD AUTHORITY / /
    Class B      (EXCEPT AS MARKED TO THE CONTRARY)   TO VOTE FOR ALL THE NOMINEES LISTED
    Directors                                         BELOW
                William H. Carter, Paul M. Feeney and Clifton S. Robbins
    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THAT
                      NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

-----------------------------------------------------------------------------------------
2.  Approval of an amendment to the Company's Certificate of Incorporation to add an
    Article containing provisions regarding corporate governance.

            FOR  / /            AGAINST  / /            ABSTAIN  / /

                          (CONTINUED ON REVERSE SIDE)

3. Approval of an amendment to the Company's Certificate of Incorporation to increase the number of the Company's authorized shares of Common Stock from 20,000,000 to 30,000,000

            FOR  / /            AGAINST  / /            ABSTAIN  / /

4. Ratification of appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending October 31, 1997.

            FOR  / /            AGAINST  / /            ABSTAIN  / /

The Board of Directors favors a vote "FOR" each item.

    The shares represented by this Proxy will be voted as directed. If no direction is indicated as to any of Items 1, 2, 3 or 4 the shares will be voted in favor of the Item(s) for which no direction is indicated.

    IMPORTANT: BEFORE RETURNING THIS PROXY, PLEASE SIGN YOUR NAME OR NAMES ON THE LINE(S) BELOW EXACTLY AS SHOWN THEREON. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS OR CORPORATE OFFICERS SHOULD INDICATE THEIR FULL TITLES WHEN SIGNING. WHERE SHARES ARE REGISTERED IN THE NAME OF JOINT TENANTS OR TRUSTEES, EACH JOINT TENANT OR TRUSTEE SHOULD SIGN.

   PLEASE MARK, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.
                                             DATED _______________________, 1997
                                             ____________________________ (L.S.)
                                             ____________________________ (L.S.)
                                             Stockholder(s) Sign Here